FOR IMMEDIATE RELEASE


Contact:  Richard G. Pond
          617/854-8086


                       BOSTON CELTICS LIMITED PARTNERSHIP
                        ANNOUNCES REORGANIZATION SCHEDULE


     June 19, 1998. Boston, Massachusetts. As previously announced, Boston Celtics Limited Partnership (NYSE:BOS) will reorganize into two entities: a public partnership taxable as a corporation and a private partnership. As part of the reorganization, distributions will be made on June 30, 1998 to holders of record of Boston Celtics Limited Partnership units on June 29, 1998.

     Holders who elect to maintain their investment through the public partnership will receive, for each unit of Boston Celtics Limited Partnership held on June 29, 1998, a cash distribution of $1 and a distribution of $20 principal amount of new subordinated debentures to be issued by Boston Celtics Limited Partnership. Alternatively, investors holding at least 100 units of Boston Celtics Limited Partnership who properly elect to maintain their investment through the private partnership will receive a distribution of one limited partnership interest in the private partnership, Castle Creek Partners, L.P., for each 100 units of Boston Celtics Limited Partnership held, and will not receive either cash or subordinated debentures. The Castle Creek interests will not trade on any market and will be subject to significant transfer restrictions.

     The Boston Celtics Limited Partnership units of holders who elect to receive debentures and cash in the distribution will be converted in the reorganization, on a one-to-one basis, into units of the public partnership, Boston Celtics Limited Partnership II. Boston Celtics Limited Partnership units held by holders who elect to receive Castle Creek private partnership interests will be canceled.

     The distributions will be made immediately before consummation of the reorganization, which, subject to certain conditions, is expected to occur on June 30, 1998. In accordance with New York Stock Exchange procedures, beginning on June 25, 1998 through the close of business on June 30, 1998, units of Boston Celtics Limited Partnership will begin trading with due bills representing the right to receive the distributions. Units representing limited partnership interests in Boston Celtics Limited Partnership II, the successor entity to Boston Celtics Limited Partnership after the reorganization, will commence trading regular way on July 1, 1998 under the symbol "BOS." In addition, the subordinated debentures to be issued by Boston Celtics Limited Partnership will commence trading on the New York Stock Exchange on July 1, 1998 under the symbol "BOS-38."

     The National Basketball Association has asked Boston Celtics Limited Partnership II, Castle Creek and several other Celtics-related entities to enter into an agreement with the NBA in connection with the reorganization. This agreement would apply certain NBA rules, which require NBA approval of significant ownership transfers, to interests in each of the new partnerships. Accordingly, significant transfers of interests in both Boston Celtics Limited Partnership II and Castle Creek will be subject to NBA approval rules. These rules currently apply to significant transfers of Boston Celtics Limited Partnership units.

     Boston Celtics Limited Partnership holds through subsidiaries the Boston Celtics professional basketball team of the NBA. The team plays all of its home games at the Fleet Center in Boston, Massachusetts.